October 29, 2004

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Ladies and Gentlemen:
We were previously the independent registered public accounting firm of LEADER Mutual Funds (the Funds) and, under the date of October
13, 2003, we reported on the financial statements of the Funds as of and for the period ended August 31, 2003. On June 28, 2004, we resigned as the independent registered public accounting firm of the Funds. We have read the Funds' statements included under Sub-Item 77K of their Form N-SAR for the 12-month period ended August 31, 2004, and we agree with such statements except that we are not in a position to agree nor disagree with the statement that at special meetings of the Funds' Audit Committee and Board of Trustees (the "Board") held on June 28, 2004, the Audit Committee selected PricewaterhouseCoopers
LLP to replace KPMG LLP as the independent registered public accounting firm of the Funds for the fiscal year ending August 31, 2004, or that the Board ratified and approved such selection.

Very truly yours,

KPMG LLP